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                                   EXHIBIT 99



REPORT OF INDEPENDENT AUDITORS



STOCKHOLDERS AND BOARD OF DIRECTORS
BUTLER WICK CORP.

We have audited the accompanying consolidated statements of financial condition of Butler Wick Corp. and Subsidiaries as of June 25, 1999 and June 26, 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Butler Wick's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Butler Wick Corp. and Subsidiaries as of June 25, 1999 and June 26, 1998 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ Packer, Thomas & Co.

Youngstown, Ohio
July 28, 1999